EXHIBIT 99.2

OSG                                                                                                                      News Release

Overseas Shipholding Group, Inc.

Overseas Shipholding Group Expands Global Management Team

-- Appointments Supports Business Growth Across Key Markets --

NEW YORK, September 2, 2005 - Overseas Shipholding Group, Inc. (NYSE: OSG) today announced several promotions and global management changes. Lois K. Zabrocky, a Vice President, was appointed head of International Product Carrier Strategic Business Unit; Captain Ian T. Blackley was promoted to Managing Director and Chief Operating Officer of OSG Ship Management (UK) Ltd.; Erik F. Broekhuizen, Vice President Strategic Planning, was named head of Risk Management; Marc La Monte, Vice President of Crude Chartering, was appointed head of Worldwide Sale and Purchase; and Jennifer L. Schlueter was named Vice President of Corporate Communications and Investor Relations.

Commenting on today's developments, Morten Arntzen, President and CEO said, "I am pleased that we have been able to promote a number of key contributors from within OSG into expanded roles and have every confidence in each of their abilities to contribute to the continued success and growth of the Company. Additionally, the creation of a global corporate communications function further underscores our commitment to transparency with our investors, the media and employees."

Lois K. Zabrocky
Lois K. Zabrocky, 36, was promoted to Vice President, International Product Carrier Strategic Business Unit of OSG Ship Management, Inc. and will oversee the Company's fleet of 32 international flag product carriers. A strategic focus of growth for OSG, the fleet was significantly expanded with the acquisition of Stelmar Shipping Ltd. in January 2005. Ms. Zabrocky will report to Morten Arntzen, President and CEO.

In January 2005, Ms. Zabrocky was promoted to Vice President with responsibilities of commercial operations of Aframax International, a pool of 35 Aframax crude oil tankers. While in that position she was responsible for significantly improving the profitability of the pool. In previous positions, Ms. Zabrocky was responsible for spot chartering the Aframax International fleet in the Mediterranean, the Caribbean and the North Sea. In 1998 she was instrumental in the sale of OSG's dry cargo fleet and in 1995 set up OSG's Singapore chartering operation. She joined OSG in 1992. Ms. Zabrocky holds a bachelor of science degree from the United States Merchant Marine Academy and holds a Third Mate's license.

Captain Ian T. Blackley
As Managing Director and Chief Operating Officer of OSG Ship Management (UK) Ltd., Captain Blackley will be responsible for all technical management functions performed in OSG's Newcastle office for the Company's crude oil and liquified natural gas (LNG) fleets. Captain Blackley, 50, will report directly to Captain Robert Johnston, the newly appointed Head of Shipping Operations.

Since joining the Company in 1991, Captain Blackley has held numerous positions including Port Captain, Director of Group Purchasing and Assistant Treasurer, and was promoted to Vice President, Treasury in January 2005. His treasury responsibilities included managing OSG's global banking relationships, the negotiation and management of debt facilities and other investment projects. Captain Blackley led the Company's strategic study of the LNG business in 2004 and is a board member of OSG Nakilat Corporation, OSG's LNG joint venture. Captain Blackley began his seagoing career in 1971 with the Peninsular and Oriental Steam Navigation Company (P&O), serving as Captain from 1987 to 1991. He holds a diploma in Nautical Science from Glasgow College of Nautical Studies and holds a Master Mariner Class 1 license.

Erik F. Broekhuizen
In addition to Strategic Planning and Market Analysis, Erik F. Broekhuizen, 43, Vice President of OSG Ship Management, Inc. now has oversight of Corporate Risk Management. In this newly created function he will work with the Company's Strategic Business Units and corporate functions to identify critical business and value risks and to develop processes for monitoring and managing them. Mr. Broekhuizen reports to Myles Itkin, Senior Vice President and Chief Financial Officer.

Mr. Broekhuizen was a senior shipping and financial analyst from 1994 to 2001 and rejoined the Company as Vice President in 2003. From 2001 to 2003, he worked for DVB Bank, a leading specialist in international transport finance. He started his shipping career in 1987 with the Royal Nedlloyd Group. He graduated from Nyenrode University and holds a masters degree from Erasmus University, both in the Netherlands.

Marc La Monte
In July 2005 Marc La Monte, 41, Vice President of Crude Chartering of OSG Ship Management, Inc. took on additional responsibilities and now leads worldwide Sale and Purchase. In this capacity, Mr. La Monte is responsible for evaluating and executing the purchase, sale and newbuild programs of the Company's International and U.S. Flag fleets, reporting to Morten Arntzen. In his capacity as Vice President of Crude Chartering, he is responsible for the commercial management of the Company's crude tanker International Flag fleet and reports to Mats Berglund. Mr. La Monte joined OSG in 1994 as a chartering broker.

Mr. La Monte was previously employed with Mobil Oil Corporation, Mitsui and Co. (USA) Inc., Maersk Tankers and Continental Grain in various positions which included both physical and paper trading of crude oil and petroleum products. He is a board member of Stelcape Ltd., a joint venture between Sociedad de Navegación Petrolera S.A. of Chile and OSG and is an associate member of the Association of Ship Brokers and Agents (USA), Inc. Mr. La Monte holds a bachelor of science degree from St. John's University, New York.

Jennifer L. Schlueter
Jennifer L. Schlueter, 42, joined OSG as a consultant in April 2005 to develop and lead the Company's investor relations, public relations and internal communications programs. In this newly created role of Vice President Corporation Communications and Investor Relations of OSG Ship Management, Inc., she will focus on enhancing the Company's visibility in the public market and the media and on expanding international communications to over 3,200 worldwide employees. Her first accomplishment at the Company was the relaunch of osg.com. Ms. Schlueter reports to Myles Itkin.

Ms. Schlueter has 15 years experience in corporate communications and investor relations. In addition to developing and managing investor communication programs at three publicly traded companies, her background includes developing and deploying change management communications and enhancing international communications using multi-media formats. Most recently, Ms. Schlueter worked in a consulting capacity at Infocrossing, Inc. Prior to that, she spent nearly ten years at Gartner, Inc. where she held a number of management positions in investor relations and in mergers and acquisitions, and headed global operations at Gartner's $200-million consulting division. Previously, Ms. Schlueter held staff positions in accounting and finance. She has a bachelor of science degree in finance from Portland State University in Portland, Oregon.

About Overseas Shipholding Group, Inc.
Overseas Shipholding Group, Inc. (OSG) is a market leader in global energy transportation services. The Company owns and operates International Flag and U.S. Flag fleets that transport crude oil, petroleum products and dry bulk commodities throughout the world. The Company's modern tanker fleet is comprised of 94 vessels aggregating 12.3 million deadweight tons. Organized in 1969 and headquartered in New York, New York, OSG also has offices in Athens, Newcastle, London, Manila and Singapore. More information about OSG is available at the Company's Web site at http://www.osg.com.
INVESTOR RELATIONS CONTACT Jennifer L. Schlueter Vice President Corporate Communications and Investor Relations OSG Ship Management, Inc. +1 212 578 1699	MEDIA CONTACT Eliot Hoff APCO Worldwide +1 212 300 1801